   EXHIBIT 11.1 - COMPUTATION OF EARNINGS PER SHARE

   Bio-Rad Laboratories, Inc.
   (In thousands, except per share data)

                                                          Three Months Ended   Six Months Ended
                                                               June 30,             June 30,
                                                            1995        1994     1995      1994
      Computation for Consolidated Statements of Income:

        Net income                                        $ 6,513     $ 2,812  $14,566  $ 7,517
                                                          =======     =======  =======  =======

        Weighted average common shares                      8,131       8,066    8,122    8,056
                                                          =======     =======  =======  =======

        Earnings per share                                  $0.80       $0.35    $1.79    $0.93
                                                          =======     =======  =======  =======


    Additional Primary Computation (1):
        Weighted average common shares per above            8,131       8,066    8,122    8,056
        Add-Dilutive effect of outstanding options
             (as determined by the application of
             the treasury stock method)                       127          43      125       38

        Weighted average common shares, as adjusted         8,258       8,109    8,247    8,094
                                                          =======     =======  =======  =======


        Primary earnings per share                          $0.79       $0.35    $1.77    $0.93
                                                          =======     =======  =======  =======

   Fully Diluted Computation (1):
        Weighted average common shares per above            8,131       8,066    8,122    8,056
        Add-Dilutive effect of outstanding options
             (as determined by the application of
             the treasury stock method)                       149          52      150       45


        Weighted average common shares, as adjusted         8,280       8,118    8,272    8,101
                                                          =======     =======  =======  =======

        Fully diluted earnings per share                    $0.79       $0.35    $1.76    $0.93
                                                          =======     =======  =======  =======

   [FN]
   (1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.